Name of Company:
DRAGON BRIGHT MINTAI BOTANICAL TECHNOLOGY (CAYMAN) LIMITED

Number:

Share(s):
- [no. of shares] -

Issued to:
[name of shareholder]

Dated

Transferred from:

DRAGON BRIGHT MINTAI BOTANICAL TECHNOLOGY (CAYMAN) LIMITED

Number

Share(s)
- [no. of shares] -

Incorporated under the laws of the Cayman Islands

Share capital is **US$350,000** divided into **3,500,000,000 Shares** of a par value of **US$0.0001** each

THIS IS TO CERTIFY THAT **[name of shareholder]** is the registered holder of **[no. of shares]** Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

GIVEN UNDER the common seal of the said Company on 2011.

THE COMMON SEAL of the said Company was hereunto affixed in the presence of:

DIRECTOR ______________________

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